Exhibit 99.1

Noranda Aluminum Holding Corporation Reports First Quarter 2010 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--May 5, 2010--Noranda Aluminum Holding Corporation (“Noranda”, or the “Company”) announced its consolidated financial results for first quarter 2010.

Important metrics and events included:

  First quarter 2010 revenues were $301.5 million, operating income was $7.6 million and net loss was $0.1 million.
  Operating cash flows provided $100.6 million of cash during first quarter 2010, including $58.7 million from hedge terminations and $10.0 million of cash used for working capital.
  Adjusted EBITDA was $57.0 million for first quarter 2010, compared to $7.6 million in first quarter 2009 and $28.3 million in fourth quarter 2009.
  Integrated cash cost for primary aluminum production was $0.72 per pound compared to $0.85 for first quarter 2009 and $0.78 for fourth quarter 2009.
  New Madrid smelter returned to producing at full capacity at the end of March 2010.
  Total indebtedness at March 31, 2010 was $728.3 million. Cash and cash equivalents balances totaled $31.5 million. At April 15, 2010, the monetization of fixed-price aluminum hedges would have generated proceeds totaling $90.1 million.
  Senior revolving credit facility had no outstanding borrowings and $216.2 million available borrowing capacity at March 31, 2010.

First Quarter 2010 Results

For first quarter 2010, the Company reported operating income of $7.6 million, compared to an $85.2 million operating loss in first quarter 2009. The improved results reflect higher first quarter 2010 LME prices and Midwest Premiums, as well the return of the New Madrid smelter to full capacity by the end of the quarter. First quarter 2009 operating results included goodwill and intangible asset impairment charges of $43.0 million, and $4.1 million of unrecovered costs associated with the January 2009 ice storm.

  Consolidated sales in first quarter 2010 increased to $301.5 million, 83.5% over first quarter 2009.
    First quarter 2010 primary aluminum product sales to third-party customers increased to $107.0 million, 59.5% over first quarter 2009. Volume increases associated with operating the smelter at a higher production level had a $16.1 million favorable impact on segment sales. Favorable pricing trends contributed $23.8 million to increased segment revenue, as the average realized Midwest Transaction Price (“MWTP”) per pound for primary aluminum products was $1.04 in first quarter 2010 compared to $0.70 in first quarter 2009.
    First quarter 2010 consolidated revenues included $14.9 million and $53.9 million of third-party bauxite and alumina sales, respectively.
    First quarter 2010 flat-rolled product segment revenues increased to $125.8 million, 23.9% over first quarter 2009. Volume increases associated with increased demand contributed $16.4 million to the segment revenue increase. Favorable pricing trends, particularly a higher LME, generated $12.1 million of the flat-rolled products segment revenue increase.

    Compared to first quarter 2009, operating income reflects $56.6 million of improvements in sales margin (sales minus cost of sales). Approximately half of the improvements were due to the higher LME and average realized Midwest transfer price discussed above. The remaining increase was due to the effects of operating New Madrid at higher production levels relevative to capacity in first quarter 2010 than in first quarter 2009, combined with the favorable effects of Noranda’s cost control measures. The integrated net cash primary aluminum production cost was $0.72 per pound in first quarter 2010, compared to $0.85 per pound in first quarter 2009.
  Selling, general and administrative costs increased $6.8 million to $29.0 million in first quarter 2010 compared to first quarter 2009 due primarily to the inclusion of Gramercy and St. Ann, acquired in August 2009, in first quarter 2010 results.

For first quarter 2010, net income was essentially breakeven, as $7.6 million of operating income and $1.8 million of hedging gains were offset by $9.2 million of interest expense. In first quarter 2009, the Company reported a $44.3 million net profit, as an $85.2 million operating loss and $45.3 million impairment on the Company’s equity-method investments in Gramercy and St. Ann were offset by $152.2 million of debt repurchase gains and $45.1 million of hedge gains.

Liquidity

Operating cash flows provided $100.6 million in first quarter 2010 compared to $75.2 million provided during the comparable 2009 period.

  First quarter 2010 Adjusted EBITDA was $57.0 million, a $49.4 million improvement over first quarter 2009. This improvement was due to the combined effects of rising LME prices and Midwest premiums, stronger demand, effective productivity initiatives, and progress in returning our New Madrid smelter to full capacity.
  Proceeds from hedge terminations contributed $58.7 million to operating cash flow in first quarter 2010, $8.3 million more than in first quarter 2009.
  The Company funded $10.0 million of working capital growth during first quarter 2010, due to the increase level of volume and the process of returning New Madrid to full production capacity. In first quarter 2009, working capital reductions provided $15.4 million of operating cash flow, as operations contracted due to the recession and the smelter outage.

During first quarter 2010, the Company invested $13.0 million in capital expenditures, compared to $8.9 million the comparable prior quarter. This increase was principally due to the inclusion of Gramercy and St. Ann in the Company’s consolidated results in 2010.

During first quarter 2010, the Company used $215.9 million of cash to pay off the revolver portion of the senior credit facility. In that same period, the Company made a $7.5 million cash flow sweep payment against the term B portion of its senior credit facility. The Company ended first quarter 2010 with total indebtedness of $728.3 million and $31.5 million in cash and cash equivalents. At March 31, 2010, the Company had no outstanding draws on our senior revolving credit facility and $216.2 million of available borrowing capacity. In addition, as of April 15, 2010, the monetization of all the Company’s fixed-price aluminum hedges would have generated proceeds totaling $90.1 million.

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Balance Sheets (in thousands, except share and per share amounts)

	December 31, 2009	March 31, 2010
	$	$
ASSETS
Current assets:
Cash and cash equivalents (includes $117 and $166 related to a consolidated VIE at December 31, 2009 and March 31, 2010, respectively)	167,236	31,543
Accounts receivable, net	86,249	113,115
Inventories (includes $11,813 and $10,515 related to a consolidated VIE at December 31, 2009 and March 31, 2010, respectively)	182,356	184,158
Derivative assets, net	68,036	53,939
Taxes receivable	730	997
Prepaid expenses	36,418	14,944
Other current assets	13,808	11,223
Total current assets	554,833	409,919
Property, plant and equipment, net (includes $36,911 and $36,423 related to a consolidated VIE at December 31, 2009 and March 31, 2010, respectively)	745,498	732,465
Goodwill	137,570	137,570
Other intangible assets, net	79,047	77,501
Long-term derivative assets, net	95,509	6,455
Other assets (includes $2,305 and $2,469 related to a consolidated VIE at December 31, 2009 and March 31, 2010, respectively)	85,131	84,430
Total assets	1,697,588	1,448,340
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable (includes $6,208 and $7,292 related to a consolidated VIE at December 31, 2009 and March 31, 2010, respectively)	69,912	76,698
Accrued liabilities (includes $3,583 and $6,148 related to a consolidated VIE at December 31, 2009 and March 31, 2010, respectively)	61,961	50,625
Accrued interest	167	321
Deferred tax liabilities	27,311	19,656
Current portion of long-term debt	7,500	–
Total current liabilities	166,851	147,300
Long-term debt, net	944,166	728,258
Pension and OPEB liabilities	106,393	112,554
Other long-term liabilities (includes $5,435 and $5,571) related to a consolidated VIE at December 31, 2009 and March 31, 2010, respectively)	55,632	60,018
Deferred tax liabilities	330,382	325,783
Common stock subject to redemption (200,000 shares at December 31, 2009 and March 31, 2010)	2,000	2,000
Shareholders’ equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 43,752,832 shares issued and outstanding at December 31, 2009; 43,788,232 shares issued and outstanding at March 31, 2010, including 200,000 shares subject to redemption at December 31, 2009 and March 31, 2010)	436	436
Capital in excess of par value	16,123	16,588
Accumulated deficit	(75,123)	(75,178)
Accumulated other comprehensive income	144,728	124,581
Total Noranda shareholders’ equity	86,164	66,427
Noncontrolling interest	6,000	6,000
Total shareholders’ equity	92,164	72,427
Total liabilities and shareholders’ equity	1,697,588	1,448,340

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Statements of Operations (in thousands, except per share information) (unaudited)

	Three months ended March 31,
	2009	2010
	$	$
Sales	164,315	301,509
Operating costs and expenses:
Cost of sales	184,319	264,926
Selling, general and administrative expenses	22,226	29,001
Goodwill and other intangible asset impairment	43,000	─
	249,545	293,927
Operating income (loss)	(85,230)	7,582
Other (income) expenses:
Interest expense, net	15,874	9,247
(Gain) loss on hedging activities, net	(45,128)	(1,763)
Equity in net loss of investments in affiliates	44,050	─
(Gain) loss on debt repurchase	(152,208)	104
Total other (income) expenses	(137,412)	7,588
Income (loss) before income taxes	52,182	(6)
Income tax (benefit) expense	7,903	49
Net income (loss) for the period	44,279	(55)

Net income (loss) per share
Basic	$1.02	$(0.00)
Diluted	$1.02	$(0.00)
Weighted-average shares outstanding
Basic	43,483	43,768
Diluted	43,483	43,768

NORANDA ALUMINUM HOLDING CORPORATION Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Three months ended March 31,
	2009	2010
	$	$
OPERATING ACTIVITIES
Net income (loss)	44,279	(55)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,368	26,059
Non-cash interest expense	662	861
Loss on disposal of property, plant and equipment	2,429	1,505
Insurance proceeds applied to capital expenditures	(792)	–
Goodwill and other intangible asset impairment	43,000	–
(Gain) loss on hedging activities, net of cash settlements	(28,816)	12,771
Settlements from hedge terminations, net	50,389	58,702
(Gain) loss on debt repurchase	(152,208)	104
Equity in net loss of investments in affiliates	44,050	–
Deferred income taxes	15,424	47
Stock compensation expense	370	389
Changes in other assets	5,972	(271)
Changes in pension and other long-term liabilities	9,718	10,469
Changes in operating assets and liabilities:
Accounts receivable, net	13,067	(26,866)
Insurance receivable	(2,744)	–
Inventories	10,635	(1,802)
Taxes receivable	588	(243)
Other current assets	4,852	23,343
Accounts payable	(588)	6,786
Accrued liabilities and accrued interest	(10,444)	(11,182)
Cash provided by operating activities	75,211	100,617

INVESTING ACTIVITIES
Capital expenditures	(9,688)	(12,992)
Proceeds from insurance related to capital expenditures	792	─
Proceeds from sale of property, plant and equipment	─	36
Cash used in investing activities	(8,896)	(12,956)

FINANCING ACTIVITIES
Proceeds from issuance of shares	─	76
Repurchase of shares	(90)	─
Repayments on revolving credit facility	─	(215,930)
Repayment of long-term debt	─	(7,500)
Repurchase of debt	(50,503)	─
Cash used in financing activities	(50,593)	(223,354)
Change in cash and cash equivalents	15,722	(135,693)
Cash and cash equivalents, beginning of period	184,716	167,236
Cash and cash equivalents, end of period	200,438	31,543

Covenant Compliance and Financial Ratios

Certain covenants contained in our debt agreements restrict our ability to take certain actions (including incurring additional secured or unsecured debt, expanding borrowings under term loan facilities, paying dividends and engaging in mergers, acquisitions and certain other investments) unless we meet certain standards in respect of the ratio of our Adjusted EBITDA, calculated on a trailing four-quarter basis, to our fixed charges (the “fixed-charge coverage ratio”) or the ratio of our senior secured net debt to our Adjusted EBITDA, calculated on a trailing four-quarter basis (the “net senior secured leverage ratio”). There are no debt covenant restrictions that directly impact our ability to maintain or improve funded status of our pension plans. Furthermore, our ability to take certain actions, including paying dividends and making acquisitions and certain other investments, depends on the amounts available for such actions under the applicable covenants, which amounts accumulate with reference to our Adjusted EBITDA on a quarterly basis.

The minimum or maximum ratio levels set forth in our covenants as conditions to our undertaking certain actions and our actual performance are summarized below:

Actual
	Financial ratio relevant to covenants	Threshold	December 31, 2009(1)	March 31, 2010(1)
Noranda HoldCo:
Minimum
Senior Floating Rate Notes fixed charge coverage ratio(2)	Fixed charge coverage ratio	1.75 to 1	1.6 to 1	2.2 to 1

Noranda AcquisitionCo:
Minimum
Senior Floating Rate Notes fixed charge coverage ratio(2)	Fixed charge coverage ratio	2.0 to 1	2.1 to 1	3.2 to 1
Maximum
Term B loan and revolving credit facility leverage ratio(3)	Net senior secured leverage ratio	3.0 to 1(4)	3.5 to 1	1.8 to 1

(1) For purposes of measuring Adjusted EBITDA in order to compute the ratios, pro forma effect is given to the Joint Venture Transaction as if it had occurred at the beginning of the trailing four-quarter period. Fixed charges are the sum of consolidated interest expenses and all cash dividend payments in respect of preferred stock. In measuring interest expense for the ratio, pro forma effect is given to any repayment or issuance of debt as if such transaction occurred at the beginning of the trailing four-quarter period. For Noranda HoldCo and Noranda AcquisitionCo, the pro forma impact of the Joint Venture Transaction on Adjusted EBITDA for the four quarters ended December 31, 2009 and March 31, 2010 was $15.6 million and $9.0 million, respectively.

(2) For Noranda HoldCo, fixed charges on a pro forma basis (giving effect to debt repayments) for the four quarters ended December 31, 2009 and March 31, 2010 were $72.0 million and $71.0 million, respectively. For Noranda AcquisitionCo, fixed charges on a pro forma basis (giving effect to debt repayments) for the four quarters ended December 31, 2009 and March 31, 2010 were $53.9 million and $49.0 million, respectively.

(3) As used in calculating this ratio, “senior secured net debt” means the amount outstanding under our term B loan and the revolving credit facility, plus other first-lien secured debt (of which we have none as of December 31, 2009 and March 31, 2010), less “unrestricted cash” and “permitted investments” (as defined under our senior secured credit facilities). At December 31, 2009, senior secured debt was $544.0 million and unrestricted cash and permitted investments aggregated $145.8 million, resulting in senior secured net debt of $398.2 million.  At March 31, 2010, senior secured debt was $320.6 million and unrestricted cash and permitted investments aggregated $31.1 million, resulting in senior secured net debt of $289.5 million.

Our debt agreements do not require us to maintain any financial performance metric or ratio in order to avoid a default. However, we did not satisfy certain financial ratio levels relevant to these covenants as of December 31, 2009, and we were limited in our ability to incur additional debt, make acquisitions or certain other investments and pay dividends. As of March 31, 2010, we meet all covenant ratios.

As used herein, “Adjusted EBITDA” (which is defined as “EBITDA” in our debt agreements) means net income before income taxes, net interest expense and depreciation and amortization, adjusted to eliminate related party management fees, business optimization expenses and restructuring charges, certain charges resulting from the use of purchase accounting and other specified items of income or expense.

Adjusted EBITDA is not a Adjusted EBITDA is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. Adjusted EBITDA should not be considered in isolation from or as an alternative to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness. Adjusted EBITDA also includes incremental stand-alone costs and adds back non-cash hedging gains and losses, and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income to Adjusted EBITDA for the periods presented:

	Twelve months ended December 31, 2009	Last twelve months ended March 31, 2010	Three months ended March 31, 2009	Three months ended March 31, 2010
(in millions)	$	$	$	$
Net income (loss) for the period	101.4	64.9	44.3	(0.1)
Income tax (benefit) expense	58.6	(3.5)	7.9	─
Interest expense, net	53.6	11.0	15.9	9.2
Depreciation and amortization	86.6	27.0	25.4	26.1
Joint venture EBITDA(a)	8.0	(0.5)	3.7	─
LIFO adjustment(b)	26.0	0.8	3.9	(0.7)
LCM adjustment(c)	(43.4)	(8.0)	(8.3)	(0.2)
(Gain) loss on debt repurchase	(211.2)	(18.0)	(152.2)	0.1
New Madrid power outage(d)	(30.6)	─	(0.8)	─
Charges related to termination of derivatives	17.9	0.1	8.6	4.1
Non-cash hedging gains and losses(e)	(86.1)	(5.9)	(36.9)	8.7
Goodwill and other intangible asset impairment	108.0	65.0	43.0	─
Joint Venture impairment	80.3	─	45.3	─
Gain on business combination	(120.3)	─	─	─
Purchase accounting(g)	8.9	0.4	─	(2.0)
Other items, net(h)	40.6	15.4	7.8	11.8
Adjusted EBITDA	98.3	148.7	7.6	57.0

The following table reconciles cash flow from operating activities to Adjusted EBITDA for the periods presented:

	Twelve months ended December 31, 2009	Three months ended March 31, 2009	Three months ended March 31, 2010
(in millions)	$	$	$
Cash flow from operating activities	220.4	75.2	100.6
Loss on disposal of property, plant and equipment	(9.3)	(2.4)	(1.5)
Gain (loss) on hedging activities	68.9	28.8	(12.8)
Settlements from hedge terminations, net	(120.8)	(50.4)	(58.7)
Insurance proceeds applied to capital expenditures	11.5	─	─
Equity in net income of investments in affiliates	0.7	1.3	─
Stock compensation expense	(1.5)	(0.4)	(0.4)
Changes in deferred charges and other assets	(0.8)	(6.0)	0.3
Changes in pension and other long-term liabilities	2.9	(9.6)	(10.5)
Changes in asset and liabilities, net	(21.2)	(14.6)	9.1
Income tax expense (benefit)	0.9	(7.5)	0.8
Interest expense, net	12.1	15.2	8.4
Joint Venture EBITDA(a)	8.0	3.7	─
LIFO adjustment(b)	26.0	3.9	(0.7)
LCM adjustment(c)	(43.4)	(8.3)	(0.2)
New Madrid power outage(d)	(30.6)	(0.8)	─
Non-cash hedging gains and losses(e)	(86.1)	(36.9)	8.7
Charges related to termination of derivatives	17.9	8.6	4.1
Purchase accounting(f)	8.9	─	(2.0)
Insurance proceeds applied to depreciation expense	(6.8)	─	─
Other items, net(g)	40.6	7.8	11.8
Adjusted EBITDA	98.3	7.6	57.0

(a)	Prior to the Joint Venture Transaction at August 31, 2009 our reported Adjusted EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that are generally in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates depreciation and amortization, tonnes and interest components of equity.
(b)	Our New Madrid smelter and rolling mills use the LIFO method of inventory accounting for financial reporting and tax purposes. This adjustment restates net income to the FIFO method by eliminating LIFO expenses related to inventory held at the New Madrid smelter and rolling mills. Inventories at St. Ann and Gramercy are stated at lower of weighted average cost or market, and are not subject to the LIFO adjustment.
(c)	Reflects adjustments to reduce inventory to the lower of cost (adjusted for purchase accounting) or market value.
(d)	Represents the portion of the insurance settlement used for claim-related capital expenditures.
(e)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps, but does not affect the following cash settlements (received)/ paid (in millions):

	Last twelve months ended December 31, 2009	Last twelve months ended March 31, 2010	Three months ended March 31, 2009	Three months ended March 31, 2010
	$	$	$	$
Aluminum swaps – fixed-price	(93.1)	(80.9)	(26.2)	(14.0)
Aluminum swaps – variable-price	23.8	12.0	11.3	(0.5)
Natural gas swaps	31.8	29.1	6.7	4.0
Interest rate swaps	11.9	11.9	─	─
Total	(25.6)	(27.9)	(8.2)	(10.5)

The previous table presents cash settlement amounts net of early termination discounts totaling $17.9 million in 2009 and $4.1 million in 2010.
(f)	Represents impact from inventory step-up and other adjustments arising from adjusting assets acquired and liabilities assumed in the Joint Venture Transaction to their fair values.
(g)	Other items, net, consist of the following (in millions):

	Last twelve months ended December 31, 2009	Last twelve months ended March 31, 2010	Three months ended March 31, 2009	Three months ended March 31, 2010
	$	$	$	$
Sponsor fees	2.0	0.5	0.5	0.5
Pension expense – non-cash portion	8.1	2.1	─	2.8
Employee compensation items	1.8	0.4	0.5	0.5
Loss on disposal of property, plant and equipment	7.3	2.1	─	1.5
Interest rate swap	11.9	7.2	0.4	─
Consulting and non-recurring fees	5.6	1.9	2.6	1.1
Restructuring-project renewal	(0.2)	(0.2)	─	4.6
Other	4.1	1.4	3.8	0.8
Total	40.6	15.4	7.8	11.8

Debt balances

The carrying values and fair values of our outstanding debt were as follows (in thousands):

	December 31, 2009			March 31, 2010
	Carrying value	Fair value	Interest rate	Carrying value	Fair value	Interest rate
	$	$	%	$	$	%
Noranda Hold Co:
Senior Floating Rate Notes due 2014 (“HoldCo Notes”)(1)(2)	63,597	41,338	7.02	63,619	47,077	7.02
Noranda AcquisitionCo:
Senior Floating Rate Notes due 2015 (“AcquisitionCo Notes”)(2)	344,068	264,932	5.27	344,068	271,815	5.27
Term B loan due 2014	328,071	328,071	2.23	320,571	320,571	2.25
Revolving credit facility(3)	215,930	215,930	2.23	─	─	─
Total debt, net(1)	951,666			728,258
Less: current portion	(7,500)			─
Long-term debt, net(1)	944,166			728,258
(1)	Net of unamortized discount of $499 and $477 at December 31, 2009 and March 31, 2010, respectively.
(2)	We have notified the trustee for the AcquisitionCo and HoldCo Notes of our election to pay the May 15, 2010 interest payment entirely in kind.
(3)	As of March 31, 2010, outstanding letters of credit on the revolving credit facility totaled $26.5 million, and at that date, we had $216.2 million of available borrowings.

Hedge Positions

Aluminum swaps–fixed-price
Year	Average hedged price per pound	Pounds hedged annually
	$	(in thousands)
Sale swaps
2010	1.06	217,906
2011	1.19	101,976
		319,882
Offsetting purchase swaps
2010	0.70	183,948
2011	0.74	61,244
		245,192

Aluminum swaps–variable-price
Year	Average hedged price per pound	Pounds hedged annually
	$	(in thousands)
2010	0.91	33,115
2011	1.06	3,194
		36,309

Natural gas swaps
Year	Average price per million BTU’s	Million BTU’s hedged annually
	$	(in thousands)
2010	7.30	6,009
2011	7.28	8,048
2012	7.46	8,092
		22,149

Interest rate swaps	Hedged LIBOR Rate	Variable rate debt hedged
		$ (in thousands)
May 15, 2010	4.98%	250,000
November 15, 2010	4.98%	250,000
May 15, 2011	4.98%	100,000
November 15, 2011	4.98%	100,000

Forward‐looking Statements

This press release may contain “forward-looking statements” which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to Noranda’s strategy, plans or intentions. All statements Noranda makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the Company’s expectations regarding future industry trends are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. Noranda undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Noranda's actual results or performance may differ materially from those suggested, expressed or implied by forward-looking statements due to a wide range of factors including, without limitation, the general business environment, fluctuating commodity prices and the Company’s ability to return its New Madrid smelter to full capacity. For a discussion of additional risks and uncertainties that may affect the future results of Noranda, please see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a private company owned by affiliates of Apollo Management, L.P.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, +1 615-771-5752
Chief Financial Officer
robert.mahoney@noralinc.com